Exhibit 10.23

December 10, 2014

Michael Romanko

Re: Your Employment Offer

Dear Michael:

On behalf of Five Below Merchandising, Inc. (the “Company”), I am proud to extend you an offer to join our Company as a Executive Vice President, Merchandising. In that position, you will lead the Merchandising team. You will report directly to Joel Anderson, President. You will be working in the Company’s Corporate Headquarters in Philadelphia, PA and your anticipated start date is TBD. Your offer of employment is expressly conditioned on Company’s Board approval and your signing and returning this letter and the attached Non-Disclosure Agreement.

Your annual base salary will initially be $450,000 which will be paid every other week, less payroll deductions and all required withholdings. The first day of the calendar month that is sixty days or more after your start date, you will be eligible to participate in the health benefit plans that the Company sponsors for the benefit of its employees.

Upon execution of this offer letter, the Non-Disclosure Agreement attached hereto and the commencement of your employment with the Company, you will be eligible for the following additional items of compensation:

Incentive Bonus:

You will be eligible to participate in the company’s Incentive Bonus plan commencing in the Company’s 2015 fiscal year, to be paid in 2016, currently targeted at 50% of your annual salary. The amount of the bonus will depend on a combination of various measures including achieving Company profitability as well as your achievement of individual performance goals. To be eligible to receive the bonus you must be actively employed on the date the bonus is paid.

Long-Term Incentive Plan (“LTIP”):

Commencing with the Company’s 2016 fiscal year, you will be eligible for an annual equity grant pursuant to the Company’s long-term incentive program, with a targeted annual grant value equal to $300,000. Such equity grant shall be delivered and vested, subject to the same terms and conditions as equity grants made to the Company’s other senior executive officers.

Initial Equity Grant:

On or as soon as administratively feasible following the Effective Date (which shall be defined as the date your employment commences), you will receive an equity grant equivalent to $800,000. The equity grant will be delivered $400,000 in restricted stock units (“RSUs”) and $400,000 in a stock option grant, determined as follows:

•	The actual number of RSUs in the initial equity grant shall be determined by dividing $400,000 by the closing price of the Company’s common stock on the Effective Date.

•
The actual number of shares underlying the stock options in the grant shall be determined by dividing $400,000 by the Company’s most recent Black-Scholes value attributable to Company options, as of the Effective Date.

•
Subject to your continued employment on the applicable vesting date, the options and RSUs in the grant will vest 50% on the second anniversary of the date of the grant; and 25% on each of the third and fourth anniversaries of the date of the grant.

COBRA Coverage:

Five Below will pay for your COBRA coverage during your 60-day waiting period for the company’s Benefit Plan. Please forward the appropriate paperwork to Kelly Ann McGrath in Human Resources. If within the first twelve months of employment your position is terminated with “cause” by the Company or you choose to terminate voluntarily your position, you will be required to repay the COBRA amounts in full to the Company upon leaving.

Relocation:

Certain relocation expenses may be subject to payroll taxes and included in wages on your W-2. The Company agrees to pay for the relocation expenses listed below. If within the first twelve months of employment your position is terminated with “cause” by the Company or you choose to terminate voluntarily your position, you will be required to repay the relocation amounts in full to the Company upon leaving.

•
Packing, moving, and unpacking costs to move your belongings from North Haledon, NJ to Philadelphia, PA not to exceed $25,000. All packing, moving and unpacking expenses will be paid directly to vendor when possible.

•	Miscellaneous expenses such as mileage, lodging and meals while en route from North Haledon, NJ to Philadelphia, PA.

•
Temporary housing for you will be provided for a maximum of 6 months not to exceed $25,000. The housing will be a direct bill from the landlord and you will be required to utilize the housing provided by the company.

•	Two trips will be provided for your spouse or partner to visit the market. Flights/train will be scheduled by way of the Five Below travel site, World Travel and billed directly to the company.

•
Travel to and from New Jersey every other weekend for you during the first 90 days of employment will be included in the relocation package. Travel will be scheduled by way of the Five Below travel site, World Travel and billed directly to the company.

For purposes of the above, the term “cause” shall be defined as (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) gross negligence or willful misconduct in the course of employment (failure to meet performance standards or objectives, by itself, does not constitute cause); (iii) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, non-solicitation or property rights; (iv) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (v) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or any felony.

You will be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “Cause” or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer.

As a Company employee, you will be expected to abide by the Company rules and regulations, and sign and comply with the Non-Disclosure Agreement attached hereto as Exhibit A. By executing this letter, you represent that (1) you will not be prevented from performing any of your duties for the Company as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any non-competition, proprietary information or confidentiality agreement) any prior employer and (2) the information from the consumer report obtained in the screening and selection process does not result in an adverse decision with regard to your employment. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We are excited about working with you and having you as part of our team. If you have any questions regarding this offer, please call me.

If acceptable, please countersign and date this letter in the space provided below and return the original of this letter and Exhibit A to me.

Sincerely,
/s/ Bill Clark
Bill Clark
Senior Vice President, Human Resources

Attachment

I have read and understand the terms of this employment offer and I accept this offer as presented:

/s/ Michael Romanko        December 14, 2014
Michael Romanko                        Date